EXHIBIT 11.1

           STATEMENT RE:  COMPUTATION OF DILUTED EARNINGS PER SHARE

Diluted earnings per share computations assume the exercise of stock options to purchase shares of common stock. The shares assumed exercised are based on the weighted average number of shares under options outstanding during the period and only include those options for which the exercise price is less than the average share price during the period. The net additional shares issuable are calculated based on the treasury stock method and are added to the weighted average number of shares outstanding during the period.
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

DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 2005     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 3,679,592     $ 6,582,979
                                                                   ==========      ==========

Assumed exercise of stock options                                      37,538          40,354
Application of assumed proceeds ($339,359 and $366,435)
  toward repurchase of outstanding common stock at an average
  market price of $15.873 and $16.856, respectively.                  (21,380)        (21,739)
                                                                   ----------      ----------
Net additional shares issuable                                         16,158          18,615
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                       11,113,752      11,208,851
  Net additional shares issuable                                       16,158          18,615
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                  11,129,910      11,227,466
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.33     $      0.59
                                                                   ==========      ==========


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 2004     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 3,647,123     $ 5,677,940
                                                                   ==========      ==========

Assumed exercise of stock options                                      66,000          61,857
Application of assumed proceeds ($715,860 and $640,234)
  toward repurchase of outstanding common stock at an average
  market price of $17.870 and $17.928, respectively.                  (40,059)        (35,711)
                                                                   ----------      ----------
Net additional shares issuable                                         25,941          26,146
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                       11,296,207      11,295,581
  Net additional shares issuable                                       25,941          26,146
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                  11,322,148      11,321,727
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.32     $      0.50
                                                                   ==========      ==========
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